Exhibit 99.1

Concord Acquisition Corp II

Pro Forma Financial Information

The accompanying unaudited Pro Forma Financial Statement presents the Balance Sheet of Concord Acquisition Corp II (the “Company”) as of September 3, 2021, adjusted for the partial exercise of the underwriters’ over-allotment option and related transactions which closed on September 28, 2021 as described below.

On September 3, 2021, the Company consummated the initial public offering (the “IPO”) of 25,000,000 units (the “Units”). Each Unit consists of one share of Class A common stock and one-third of one warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, Concord Sponsor Group II LLC, (the “Sponsor”), purchased an aggregate of 4,262,121 Private Warrants, CA2 Co-Investment LLC (“CA2 Co-Investment”) purchased an aggregate of 587,879 Private Warrants, and two of the Company’s anchor investors purchased an aggregate of 75,000 Private Warrants each at a price of $1.50 per Private Warrant, generating gross proceeds of $7,500,000.

The Company had granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments, if any. On September 27, 2021, the Underwriters partially exercised the over-allotment option and, on September 28, 2021, purchased an additional 3,009,750 Units (the “Option Units”), generating gross proceeds of $30,097,500, and incurred $601,950 in cash underwriting fees and deferred underwriting fees of $1,053,413.

Simultaneously with the closing of the exercise of the over-allotment option, the Company consummated the sale of 401,300 warrants (the “Additional Private Placement Warrants”) at a purchase price of $1.50 per warrant in a private placement to the Sponsor and CA2 Co-Investment, generating gross proceeds of $601,950.

Upon closing of the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Additional Private Placement Warrants, and the sale of the Option Units, a total of $280,097,500 ($10.00 per Unit) was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee.

In addition, the Sponsor agreed to forfeit up to 937,500 Class B ordinary shares, par value $0.0001 (the “Founder Shares”) to the extent that the over-allotment option is not exercised in full by the underwriters. As a result of the underwriters’ partial exercise of the over-allotment option, 752,437 Founders Shares are no longer subject to forfeiture; thus, only 185,063 Founder Shares remain subject to forfeiture.

Concord Acquisition Corp II

Balance Sheet

September 3, 2021

	September 3, 2021	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets
Cash on hand	$2,685,741			$2,685,741
Prepaid expenses	366,959			366,959
Total current assets	3,052,700			3,052,700
Long-term prepaid expenses	370,000			370,000
Cash held in Trust Account	250,000,000	30,097,500	(2)	280,097,500
		(601,950	)(2)
		601,950	(3)

Total assets	$253,422,700	$30,097,500		$283,520,200

Liabilities and Shareholders’ Equity
Accrued offering costs and expenses	869,305			869,305
Due to related party	2,000			2,000
Total current liabilities	871,305	-		871,305
Warrant Liability	17,893,168	1,881,616	(5)	19,774,784
Deferred underwriters' discount	8,750,000	1,053,413	(4)	9,803,413
Total liabilities	27,514,473	2,935,029		30,449,502
Commitments and Contingencies
Common stock subject to possible redemption, 22,090,823 and 28,009,750 shares at redemption value, actual and as adjusted, respectively	220,908,225	29,091,775	(1)	280,097,500
		30,097,500	(2)
Shareholders’ Equity:
Preferred stock, $0.0001 par value;1,000,000 shares authorized; none issued and outstanding	-			-
Class A common stock, $0.0001 par value;200,000,000 shares authorized; 2,909,177 and 0 shares issued and outstanding, actual and as adjusted, respectively	291	(291	)(1)	-
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,187,500 shares issued and outstanding	719			719
Additional paid-in capital	6,162,565	(6,162,565	)(1)	-

Accumulated deficit	(1,163,573)	(22,928,919	)(1)	(27,027,521)
		(601,950	)(2)
		601,950	(3)
		(1,053,413	)(4)
		(1,881,616	)(5)
Total shareholders’ equity	5,000,002	(32,026,804)		(27,026,802)
Total Liabilities and Shareholders’ Equity	$253,422,700	$30,097,500		$283,520,200

The proforma adjustments are as follows:

1.	All of the 28,009,750 Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus public shares would be required to be disclosed outside of permanent equity. Accordingly, 28,009,750 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

2.	Receipt of the proceeds from the sales of 3,009,750 Units generating gross proceeds of $30,097,500, and the payment of $601,950 in cash underwriting and CA2 Co-Investment fees.

3.	Receipt of the proceeds from the sale of 401,300 warrants at a purchase price of $1.50 per warrant in a private placement to the Sponsor and CA2 Co-Investment, generating gross proceeds of $601,950.

4.	Accrued deferred underwriters’ fees arising from the sale of the over-allotment units. The liability was calculated based upon 3.5% of the gross proceeds.

5.	Upon the issuance of the over-allotment units and the private placement of the warrants to the sponsors, 1,003,250 public warrants and 401,300 private warrants were issued. The adjustment reflects the increase in the warrant liability for the fair value of the public warrants ($1.33 per share) and the fair value of the private warrants ($1.36 per share).